January 26, 1996

Mr. William C. Massie
B.B. Walker Company
P.O. Box 1167
Asheboro, North Carolina 27203

Dear Mr. Massie:

You have furnished us with a copy of your "Notification of Late Filing" on Form 12b-25 dated January 26, 1996.

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report on the consolidated financial statements of B.B. Walker Company on or before the date the Form 10-K of B.B. Walker Company for the year ended October 28, 1995 is required to be filed.

Yours very truly,

PRICE WATERHOUSE LLP
WINSTON-SALEM, NORTH CAROLINA